[SHIP]

                            [THE VANGUARD GROUP LOGO]

                     VANGUARD(R) U.S. SECTOR VIPER(R) SHARES
               SUPPLEMENT TO THE PROSPECTUS DATED JANUARY 20, 2004

Shares of Vanguard(R) Energy VIPERs(R), Vanguard(R) Industrial VIPERs(R), and Vanguard(R) Telecommunication Services VIPERs(R) became available for purchase on September 23, 2004.


































(C)2004 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                     PSA954 092004